EXHIBIT 10.4

GOVERNANCE RIGHTS AGREEMENT

by and among

Starwood Capital Group Global, L.P.,

Waypoint Real Estate Group Holdco, LLC and

Starwood Waypoint Residential Trust

Dated as of January 31, 2014

GOVERNANCE RIGHTS AGREEMENT

This GOVERNANCE RIGHTS AGREEMENT, dated as of January 31, 2014, is entered into by and among Waypoint Real Estate Group Holdco, LLC (“Waypoint Holdco”), Starwood Waypoint Residential Trust (“SRP”) and Starwood Capital Group Global, L.P. (“SCG”).

RECITALS

WHEREAS, SCG, SWAY Management LLC (“SRP Manager”) and Waypoint Holdco have entered into a transaction whereby SRP Manager acquired the operating company platform previously operated by Waypoint Holdco and its Affiliates concurrently with the completion of the Spin-Off (as defined below); and

WHEREAS, the Parties desire to memorialize their respective governance rights and certain obligations with respect to SRP.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, the Parties hereto hereby agree as follows:

ARTICLE 1.

Definitions

Section 1.1                                    The following terms used in this Agreement shall have the following meanings.

“Affiliate” means (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer or general partner of such other Person, (iii) any member of the board of directors, board of trustees or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

“Agreement” means this Governance Rights Agreement, as amended, supplemented or otherwise modified from time to time.

“Distribution Date” means the distribution date of the Spin-Off.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case as amended.

“Independent Trustee” means a member of the SRP Board who is “independent” in accordance with the rules of the NYSE or such other securities exchange on which the common shares of SRP are listed.

“NYSE” means The New York Stock Exchange.

“Parties” means, collectively, Waypoint Holdco, SRP and SCG.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Spin-Off” means the distribution of common shares of SRP by Starwood Property Trust, Inc. to the holders of its outstanding shares of common stock pursuant to SRP’s Registration Statement on Form 10 (No. 001-36163).

“SRP Board” means the board of trustees of SRP.

Section 1.2                                    Interpretation.

As used herein, “calendar quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”  Any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).  This Agreement is among financially sophisticated and knowledgeable parties and is entered into by the Parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the Party who prepared, or cause the preparation of, this Agreement or the relative bargaining power of the Parties.

ARTICLE 2.

Board of Trustees of SRP

Section 2.1                                    Size of SRP Board.  From and after the date of this Agreement and until the termination hereof, each of SCG and Waypoint Holdco shall vote all of the voting securities of SRP over which such party has voting control and shall take all other reasonably necessary or desirable actions within its control (whether in its capacity as a shareholder, trustee, member of a committee of the SRP Board or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and SRP shall take all reasonably necessary or desirable actions within its control (including, without limitation, calling special SRP Board and shareholder meetings), so that the number of trustees on the SRP Board shall be established at, and shall remain during the term of this Agreement fixed at, nine (9) trustees.

Section 2.2                                    Composition of the SRP Board.  Each of SCG and Waypoint Holdco shall vote all of the voting securities of SRP over which such party has voting control and shall take all other reasonably necessary or desirable actions within its control (whether in its capacity as a shareholder, trustee, member of a committee of the SRP Board or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and SRP shall take all reasonably necessary or desirable actions within its control (including, without limitation, calling special SRP Board and shareholder meetings), so that from and after the date of this Agreement and until the termination hereof, the following nine (9) persons shall constitute the SRP Board:

(a)                                 two individuals designated by SCG, who may be affiliates of Starwood Property Trust, Inc. or SCG at the time of any such nomination;

(b)                                 two individuals designated by Waypoint Holdco, who may be affiliates of Waypoint Holdco’s equity holders at the time of any such nomination;

(c)                                  four individuals designated by SCG, each of whom shall qualify as Independent Trustees; and

(d)                                 one individual designated by Waypoint Holdco, who shall qualify as an Independent Trustee.

Section 2.3                                    Chairman of the SRP Board.  SCG shall have the right to designate one member of the SRP Board as the Chairman of the SRP Board.  SCG and Waypoint Holdco hereto agree to instruct their respective designees on the SRP Board to take all reasonably necessary or desirable actions within his or her control to elect the Chairman of the SRP Board as designated by SCG.

Section 2.4                                    Resignation; Removal of Trustees.

(a)                                 In the event that any trustee ceases to serve as a member of the SRP Board during his or her term of office, whether due to such member’s death, disability, resignation or removal, then (i) the Person or Persons entitled to designate the trustee who caused the vacancy shall have the exclusive right (vis-à-vis the SRP Board, any committee of the SRP Board, or any other party hereto) to nominate an alternate candidate for the vacated seat; or (ii) if no Person was entitled to designate such trustee, the resulting vacancy shall be filled by the shareholders of SRP in accordance with the Governing Instruments of SRP.

(b)                                 Unless required by applicable law, SCG and Waypoint Holdco shall not take any action for the purpose of removing a trustee from the SRP Board without the written consent of the Person entitled to designate such trustee.

Section 2.5                                    Fiduciary Duties.  Notwithstanding anything contained in this Agreement to the contrary, if the trustees of the SRP Board hereto determine in good faith, after consultation with outside legal counsel, that any action or restriction on any action required by this Article 2 could reasonably constitute a violation of the trustees’ fiduciary duties or other obligations under applicable laws, rules or regulations, then, such action or restriction on such action shall not be required pursuant to this Agreement until such time, if any, as such action or restriction on such action could no longer reasonably constitute a violation of such duties or obligations.

ARTICLE 3.

Officers

Section 3.1                                    Officers.  The initial officers of SRP immediately following the Distribution Date are set forth on Schedule 1 hereto.  The officers of SRP shall hold their respective offices until their respective successors have been elected or appointed or until their earlier death, resignation or removal by the SRP Board.

ARTICLE 4.

Term; Termination

Section 4.1                                    Term.  This Agreement shall become effective on the Distribution Date and shall continue in operation, unless terminated in accordance with the terms hereof.

Section 4.2                                    Termination.

(a)                                 This Agreement shall remain in full force and effect in perpetuity unless terminated in accordance with its terms.

(b)                                 This Agreement may only be terminated: (i) upon the mutual written agreement of each of the Parties; (ii) by SCG in the event Waypoint Holdco materially breaches the terms of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof; (iii) by Waypoint Holdco in the event SCG materially breaches the terms of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof; or (iv) by SCG or SRP if at any time after the date hereof two or more of Gary Beasley, Doug Brien and Colin Wiel cease to serve as officers and employees of either SRP or SRP Manager. The termination rights set forth in this Agreement are in addition to any rights available at law or equity (other than rights to terminate or rescind this Agreement).

ARTICLE 5.

Equitable Adjustment

Section 5.1                                    Equitable Adjustments.  The Parties acknowledge and agree that this Agreement sets forth general principles and intent with respect to the Parties’ respective rights and obligations relating to the governance of SRP, and may not anticipate or appropriately contemplate all facts and circumstances that may arise after the date hereof.  Accordingly, the

Parties acknowledge and agree that if SRP determines, in its reasonable judgment, that performance of any of the obligations set forth in this Agreement would violate any applicable law or any rule of any securities exchange on which the securities of SRP are traded, the Parties shall negotiate in good faith to amend or waive the applicable provisions of this Agreement in a manner that preserves as closely as possible the principles and intent set forth in this Agreement without violating such  law or rule.

ARTICLE 6.

Miscellaneous

Section 6.1                                    Notices.  All notices, requests and demands to or upon the respective Parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective Parties hereto in accordance with this Section 6.1):

SCG:	Starwood Capital Group
591 West Putnam Avenue
Greenwich, Connecticut 06830
Attention: General Counsel
Fax: (203) 422-7899

with a copy to:	Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Michael A. Gordon, Esq.
Jonathan C. Babb, Esq.
Fax: (312) 853-7036

Waypoint Holdco:	Waypoint Real Estate Group Holdco, LLC
1999 Harrison Street
Oakland, California 94612
Attention: Tamra Browne, CLO
Fax: (510) 550-2828

with a copy to:	Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
Attention: William Cernius, Esq.
Fax: (714) 755-8290

SRP:	Starwood Waypoint Residential Trust
1999 Harrison Street
Oakland, CA 94612
Attention: Tamra Browne
Fax: (510) 550-2828

Section 6.2                                    Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

Section 6.3                                    Integration.  This Agreement contains the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

Section 6.4                                    Amendments.  This Agreement, nor any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the Parties hereto.

Section 6.5                                    GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MARYLAND, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT THAT MATTERS RELATING TO THE FIDUCIARY DUTIES OF THE GOVERNING BODIES OF EACH PARTY AND INTERNAL CORPORATE AFFAIRS OF EACH PARTY SHALL BE GOVERNED BY THE LAWS OF THE APPLICABLE STATE OF ORGANIZATION OF SUCH PARTY.  SUBJECT TO SECTION 6.12, EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF MARYLAND AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

Section 6.6                                    WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 6.7                                    No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of a Party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 6.8                                    Costs and Expenses.  Each Party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matter incident thereto.

Section 6.9                                    Section Headings.  The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

Section 6.10                             Counterparts.  This Agreement may be executed by the Parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 6.11                             Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.12                             Dispute Resolution.

(a)                                 All disputes, controversies, and disagreements arising out of or relating to this Agreement, interpretation or construction of this Agreement, any breach of or default under this Agreement, or the relationship between and among the Parties by virtue of this Agreement (referred to collectively as a “Dispute”) shall be resolved in accordance with this Section 6.12; provided, however, that the following shall not be subject to the provisions of this Section 6.12 and nothing herein shall be construed so as to prevent any Party from pursuing:

(1)                                 any action, claim or cause of action that the Parties may have against each other that arises from or is related to any claim or cause of action asserted or made by a person who is not a party to this Agreement (including, without limitation, any cross claims, counterclaims, or claims for indemnification or contribution), in which case the Parties reserve all rights that they may have against each other;

(2)                                 any action or claim for injunctive relief, whether by way of temporary restraining order, preliminary injunction, and/or permanent injunction, or other equitable remedies in which case the Parties shall have the right to proceed by way of litigation through judicial proceedings;

(3)                                 any action to enforce the provisions of this Section 6.12.

(b)                                 All Disputes shall be resolved by final and binding arbitration  in accordance with the United States Arbitration Act (9 U.S.C. 1 et seq.) and the then existing rules (“Rules”) of practice and procedure of the Judicial Arbitration & Mediation Services (“JAMS”), except to the extent such JAMS Rules are inconsistent with the provisions of this Agreement.  The arbitration process shall be as follows:

(1)                                 Any Party may commence an arbitration proceeding in accordance with this Section 6.12(b), and shall simultaneously notify the other Parties in writing of such commencement.  The arbitration shall be conducted by one (1) neutral arbitrator, to be mutually selected by the Parties within five (5) business days after notice from one party to the other. If the Parties are unable to mutually select such arbitrator within such five (5) business day period, then either Party may request that JAMS appoint an arbitrator. In connection with any such request, a party may propose one or more persons to act as the arbitrator, provided that the arbitrator shall be independent and shall be a licensed attorney with at least ten (10) years’ experience in connection with voting agreements and similar instruments.  After the appointment of the arbitrator, the parties shall not have the right to take depositions and to obtain discovery by other means regarding the subject matter of the arbitration unless the arbitrator determines, for good cause shown, that discovery beyond the exchange of documents is necessary in the proceeding, at which point the arbitrator shall establish the number and extent of depositions and the extent of any other requested discovery.  The arbitrator shall have the power to decide all other procedural issues, including the following: the date, time and place of any hearing; the form, timing and subject matter of any pre-hearing documents to be submitted by the parties; and any evidentiary or procedural issues that may arise at or in connection with any arbitration hearing.  The arbitrator shall follow the law in reaching a reasoned decision and shall deliver a written opinion setting forth findings of fact, conclusions of law and the rationale for the decision.

(2)                                 The arbitration proceeding shall be held in New York, New York.  Each Party shall bear its own expenses (including the fees and expenses of its attorneys, consultants and witnesses) in connection with the arbitration proceeding, and each Party shall, on an ongoing basis, pay one-half (½) the fees and expenses of JAMS and the arbitrator.

(3)                                 The final decision of the arbitrator shall be the sole and exclusive remedy of the Parties, shall be final and shall be fully and irrevocably accepted by the Parties.  The prevailing Party may enforce such decision against the other Party in a court having jurisdiction in accordance with Sections 6.5 and 6.6.  In any arbitration hereunder, the arbitrator will not have the right to modify the terms and conditions of this Agreement.  As a result, the rights and obligations of the Parties will be determined in accordance with the terms and conditions of this Agreement, and any decision will be only in accordance with the terms and conditions of this Agreement.  The Parties will exert best efforts to have the decision rendered within ninety (90) days after a Party commences the arbitration proceeding.

(c)                                  Except as necessary in court proceedings to enforce the arbitration provisions in this Section 6.12 or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder, including all evidence taken, without the prior written consent of the Parties.

(d)                                 In the event of any litigation arising under Section 6.12(a)(1) — (3), the prevailing Party shall be entitled to recover their costs and expenses, including, without limitation, reasonable attorneys’ fees.

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IN WITNESS WHEREOF, each of the Parties hereto has executed this Management Agreement as of the date first written above.

Starwood Capital Group Global, L.P.

By:	/s/ Ellis F. Rinaldi
Name: Ellis F. Rinaldi
Title: Executive Vice President, SCGG GP, L.L.C., its general partner

Waypoint Real Estate Group Holdco, LLC

By:	/s/ Gary Beasley
Name: Gary Beasley
Title: Managing Director

Starwood Waypoint Residential Trust

By:	/s/ Andrew Sossen
Name: Andrew Sossen
Title: General Counsel and Secretary

Schedule 1

Officers of SRP

Name	Position Held
Gary M. Beasley	Co-Chief Executive Officer
Douglas R. Brien	Co-Chief Executive Officer
Colin T. Wiel	Chief Investment Officer
Nina A. Tran	Chief Financial Officer
Scott T. Gable	Chief Operating Officer
S. Ali Nazar	Chief Technology Officer
Tamra D. Browne	General Counsel